Exhibit 10.11

AMENDMENT NUMBER THREE TO
THE COCA-COLA EXPORT CORPORATION
OVERSEAS RETIREMENT PLAN
AS AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 2007

WHEREAS, Section 7.1 of The Coca-Cola Export Corporation Overseas Retirement Plan, as amended and restated effective October 1, 2007 (the “Plan”) provides that the Global Benefits Committee (the “Committee”) has the authority to amend the Plan; and

WHEREAS, the Committee desires to amend the Plan to make certain changes;

NOW, THEREFORE, the Committee hereby amends the Plan as follows effective on December 31, 2011.

1.

The following definition of “Account” shall be added as follows:

“Account shall mean an account maintained under the Plan for a Member who is not a Grandfathered Member in accordance with Article X.”

2.

The following definition of “Annual Interest Rate” shall be added as follows:

“Annual Interest Rate shall mean the year-over-year change in CPI-U for the United States (published by the U.S Department of Labor Bureau of Labor Statistics) measured as of September of the Plan Year immediately prior to the applicable Plan Year, plus 250 basis points, rounded to two decimal points.  In no event shall the Annual Interest Rate be less than 0% or more than 5%.”

3.

The following definition of “Beneficiary” shall be added as follows:

“Beneficiary shall mean the person or persons designated in writing by the Member to receive any benefits from the Plan due to the death of the Member. If no Beneficiary is designated, the Beneficiary shall be the Member's current spouse. If no Beneficiary is designated and the Member has no current spouse, the Beneficiary shall be the Member's estate. Notwithstanding anything else herein, if the Member is a participant in the Mobile Employees Retirement Plan (the “MERP”), then “Beneficiary” shall mean the person or persons who, pursuant to the terms of the MERP, will receive any survivor benefits that may be payable under the MERP upon the death of a Member. The definition of Beneficiary is not applicable to Grandfathered Members.”

4.

The following definition of “CPI-U” shall be added as follows:

“CPI-U shall mean the Consumer Product Index for All Urban Consumers - All Items as determined by the United States Department of Labor Bureau of Labor Statistics.”

5.

The following definition of “Interest Credits” shall be added as follows:

”Interest Credits shall mean the interest credit added to the Member's Account as described in Section 10.4.”

6.

Section 5.1 shall be amended as follows:

“5.1
Separation on or after Normal Retirement Date. The single payment shall be equal to the Actuarial Equivalent of the present value of monthly payments, payable for the life of the Member and, if applicable and only in the case of a Grandfathered Member, the Member's Spouse, commencing on the first day of the month following his Separation from Service, equal to 1/12th of the annual amount determined by deducting benefits payable under Subsections B and C from Subsection A, below.”

7.

The following new section 8.6(d) shall be added to Section 8.6 and the current Section 8.6(d), “Limitation on Actions”, shall be renumbered 8.6(e):

“8.6(d)
Accrued Benefit as of December 31, 2011. Notwithstanding anything else herein, if a Member received a statement providing an accrued benefit as of December 31, 2011, a Member who disagrees with information provided in that statement must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. The Member may only file a claim related to the following information: dates (e.g., date of birth, date of hire, date of assignment), years of service, country of employment, employment status, other employer provided benefits noted on statement, participation in local social programs, and pay.

The claim must include a description of the relevant evidence the interested party believes supports the claim. If the statement is received prior to July 31, 2012, the claim must be received by the Committee (or its designee) by August 31, 2012. If the statement is received after July 31, 2012, the claim must be received by the Committee (or its designee) by December 31, 2012. Claims received after August 31, 2012 or December 31, 2012, respectively will not be reviewed. For example, the Member may not file a claim related to the methodology of calculations, interest rates, actuarial assumptions, determination of whether any identified social program will deliver a benefit or tax withholding issues. The Committee (or its designee) shall either approve or deny the claim by November 15, 2012 or March 15, 2013, respectively. Thereafter, the time frames described in Section 8.6(c) for appeals and final reviews shall govern.”

8.

The first sentence of the current Section 8.6(d), “Limitation on Actions”, shall be renumbered Section 8.6(e) and shall be amended as follows:

“Limitation on Actions. Except as described in Section 8.6(d), any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred.”

9.

Article X shall be amended as follows:

“ARTICLE X

PLAN FREEZE
TO MEMBERS AND NEW PARTICIPANTS WHO ARE NOT GRANDFATHERED MEMBERS

10.1
Freeze of Plan. Notwithstanding any other provision of the Plan, the Plan shall be frozen to all Members and new participants who are not Grandfathered Members, effective immediately prior to midnight on December 31, 2011 (the “Freeze Date”). This Article X shall supersede any and all contrary provisions of the Plan.

10.2
Member Accounts. Each Member who is not a Grandfathered Member shall have an Account administered in his name by the Plan Sponsor. Such Account shall be a bookkeeping entry only and no assets shall be placed in the Member's name.

10.3
Valuation of Benefit. The value of the benefit payable to each Member who is not a Grandfathered Member shall be calculated pursuant to Article V as if the Member Separated from Service on December 31, 2011 and was not married at the time of separation, and the value shall be credited to the Member's Account.

10.4
Interest Credits. A Member's Account will be credited with an Interest Credit at the end of each month in a Plan Year. The Interest Credit shall equal the product of the Annual Interest Rate for the Plan Year (expressed as a monthly prorated rate) and the balance of the Member's Account as of the first day of each month of such Plan Year. For example, the Annual Interest Rate for the Plan Year beginning January 1, 2012 and ending December 31, 2012, prorated monthly, will be multiplied by the Member's Account as of January 1, 2012. The Interest Credit in this example would be credited to the Member's Account as of January 31, 2012.

Interest Credits shall be added to the Member's Account through the end of the month in which the Member has a Separation of Service. No additional Interest Credits shall be added to the Member's Account on or after the last day of the month in which the Member has a Separation of Service.

10.5	Distribution events and time of payment of Account.

(a)
Separation from Service. Upon a Member's Separation from Service, his vested Account balance shall be paid to the Member on the last business day of the third month following the month in which the Member has a Separation from Service. Notwithstanding the foregoing, the Account of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

(b)	Death. In the event of a Member's death, his vested Account balance shall be paid to his Beneficiary on the last business day of the second month following the month of the Member's death.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment Three.

GLOBAL BENEFITS COMMITTEE

By: /s/ SUE FLEMING_________
Date: 9/27/12

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